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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                --------------

                                   FORM 8-K

                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported)  March 2, 2000

                        _______________________________


                            CELL THERAPEUTICS, INC.
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              (Exact name of registrant as specified in charter)

      Washington                        0-28386                  91-1533912
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   (State or other jurisdiction     (Commission              (IRS Employer
             of incorporation)       File Number)            Identification No.)

201 Elliott Avenue West, Suite 400, Seattle, WA    98119
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(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code  (206) 270-7100
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                                NOT APPLICABLE
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        (Former name or former address, if changed since last report.)
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ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

OVERVIEW

Since commencement of operations in 1992, the Company has been engaged in research and development activities, including conducting preclinical studies and clinical trials, recruiting its scientific and management personnel, establishing laboratory facilities and raising capital. The Company has not received any revenue from the sale of products to date.

In the fourth quarter of 1995, the Company began to receive revenue under a collaboration agreement with BioChem Pharma, Inc. ("BioChem Pharma") and in the fourth quarter of 1996 the Company began to receive revenue under a collaboration agreement (the "Collaboration Agreement") with subsidiaries of Johnson & Johnson ("Johnson & Johnson"). Under the terms of the Collaboration Agreement, Johnson & Johnson paid 60% of the U.S. development costs in connection with obtaining regulatory approval of lisofylline ("LSF-TM") for use with bone marrow transplants ("BMT"). After exercising its option in 1997, Johnson & Johnson expanded its participation in the development of LSF to include the treatment of patients undergoing induction chemotherapy to treat acute myeloid leukemia ("AML"). In July 1998, after reviewing the results of the Company's Phase III clinical trial for LSF among patients receiving BMT from related donors, in which the primary endpoints were not met, Johnson & Johnson reached an agreement in principle with the Company to revise the Collaboration Agreement. On November 16, 1998, the Company and Johnson & Johnson formally amended the Collaboration Agreement. Under the terms of the amended Collaboration Agreement, Johnson & Johnson agreed to pay the Company $13.1 million for development cost reimbursements for BMT and AML for the year ended December 31, 1998. Within sixty days after receiving both the interim data from the Company's pivotal Phase II/III trial for LSF in patients with acute lung injury ("ALI") and acute respiratory distress syndrome ("ARDS") and the results of the Company's Phase III trial for LSF following induction chemotherapy for AML, both of which are discussed below, Johnson & Johnson may or may not elect to resume responsibility for the development and commercialization of LSF subject to certain additional payments upon resumption of its obligations. If Johnson & Johnson elects not to resume development activities, then the Company will be free to license LSF to other third parties. As of December 31, 1999 the Company had recorded approximately $40.8 million in equity payments, license and milestone fees, and development cost reimbursements with Johnson & Johnson.

On May 28, 1999, the Company announced it had received a recommendation from a National Heart, Lung and Blood Institute ("NHLBI") appointed Data Safety and Monitoring Board to discontinue enrollment in the Phase II/III trial of LSF for ALI and ARDS. The decision was based on predetermined criteria, which required a positive trend toward improvement in day 28 survival among the LSF recipients for the trial to continue as a Phase III trial. On May 28, 1999, the NHLBI discontinued enrollment in this trial in accordance with this recommendation.

On October 11, 1999, the Company announced the results of its Phase III trial for LSF in treating patients with AML. The Phase III trial studied LSF in preventing serious infections among patients undergoing high dose induction chemotherapy for AML. The preliminary endpoint of reduction in the incidence of serious neutropenia-associated infections was not met. The Company announced that it has completed enrollment in its LSF bone marrow transplant trial among unrelated donors and will wind down all other LSF related expenditures and maintain a cash neutral position with respect to further expenditures on this compound.

In accordance with the amended Collaboration Agreement, the Company is preparing the data from each of these trials for Johnson and Johnson's review.

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The Company does not anticipate that Johnson and Johnson will elect to resume responsibility for development and commercialization of LSF.

 On June 30, 1998, the Company entered into an agreement with PG-TXL Company, L.P. and scientists at the M.D. Anderson Cancer Center, granting the Company an exclusive worldwide license to the rights to PG-TXL, a water soluble form of the cancer drug, Taxol(R), and to all potential uses of PG-TXL's polymer technology. Under the terms of the agreement, the Company will fund the research, development, manufacture, marketing and sale of anti-cancer drugs developed using PG-TXL's polymer technology. On December 11, 1998, the Company entered into an exclusive option agreement with SynChem Research, Inc. ("SynChem") to acquire an exclusive worldwide license (the "SynChem License") to a novel class of compounds which are inhibitors of tumor angiogenesis. After evaluating the compound, the Company elected not to exercise its option to license the compound from SynChem.

In January 2000, the Company completed the acquisition of PolaRx Biopharmaceuticals, Inc., a biopharmaceutical company that owns the rights to Arsenic TriOxide (ATO), an anti-cancer compound. The Company intends to file a New Drug Application (NDA) with the FDA in the first half of 2000 for ATO and to focus its ongoing development activities on ATO, PG-TXL and Apra (the Company's internally developed anti-cancer compound currently in Phase II clinical trials) as it winds down its LSF development program.

As of December 31, 1999, the Company had incurred aggregate net losses of approximately $158.4 million since its inception. The Company expects to continue to incur significant additional operating losses over the next several years from its research, development and clinical trial efforts. Operating losses may fluctuate from quarter to quarter as a result of differences in the timing of expenses incurred and revenues recognized. To date, the Company's operations have been funded primarily from sales of equity securities, which have raised aggregate net proceeds of approximately $177.1 million, and from its collaboration with J&J.

RESULTS OF OPERATIONS

  Years ended December 31, 1999 and 1998.

  The Company did not record any funding from Johnson & Johnson under the amended Collaboration Agreement during 1999. Funding received in 1998 was approximately $13.1 million. The Company also recorded a $100,000 milestone payment in 1998 from BioChem Pharma in connection with a collaboration agreement.

  Research and development expenses decreased to approximately $27.7 million for the year ended December 31, 1999 from approximately $29.9 million for the year ended December 31, 1998. This decrease was due primarily to the winding down of manufacturing and preclinical development activities for LSF and a reduction in research and development staff personnel offset in part by preclinical and manufacturing activities for PG-TXL. The Company intends to substantially reduce its research and development expenses for LSF in 2000, offset in part by anticipated increased research and development expenses in connection with ATO, PG-TXL and Apra.

General and administrative expenses decreased to approximately $9.8 million for the year ended December 31, 1999 from approximately $10.9 million for the year ended December 31, 1998. This decrease was due primarily to reduction in general and administrative staff personnel and operating expenses associated with supporting the Company's research and development activities.

In January 2000, the Company assumed commitments in connection with the acquisition of PolaRx Biopharmaceuticals, Inc. and intends to incur pre-commercialization expenses associated with the prospective commercial launch of

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ATO, should its NDA receive approval from the FDA in the second half of 2000.

 Investment income principally comprises interest income from investment of the Company's cash reserves. Interest expense results primarily from the financing of laboratory and other equipment. Investment income decreased to approximately $1.7 for the year ended December 31, 1999 from approximately $3.1 million for the year ended December 31, 1998. This decrease was associated primarily with interest earnings on lower average cash balances on hand during the year ended December 31, 1999 when compared to the year ended December 31, 1998. Interest expense increased to approximately $502,000 for the year ended December 31, 1999 from approximately $435,000 for the year ended December 31, 1998. This increase was due primarily to higher average balances of outstanding long-term obligations.

Years Ended December 31, 1998 and 1997

     During the year ended December 31, 1998, the Company recorded $13.1 million of revenue for development cost reimbursements from Johnson & Johnson in connection with the Collaboration Agreement and a $100,000 milestone payment from BioChem Pharma in connection with a collaboration agreement. During the year ended December 31, 1997, the Company recorded approximately $10.8 million of revenue for development cost reimbursements from Johnson & Johnson in connection with the Collaboration Agreement and a $1.0 million milestone payment in connection with Johnson & Johnson exercising its option to expand its participation under the Collaboration Agreement to include the development of LSF for the treatment of patients with newly diagnosed AML undergoing high-dose induction chemotherapy.

Research and development expenses increased to approximately $29.9 million for the year ended December 31, 1998 from approximately $27.3 million for the year ended December 31, 1997. This increase was due primarily to expanded development activities with respect to LSF and Apra(TM) (CT-2584), the Company's novel small molecule drug under investigation for the treatment of patients with multidrug (e.g., chemotherapy) resistant cancers, including the ongoing funding of multiple clinical trials and the recruitment of additional personnel. Additionally, the Company commenced funding of diabetes research efforts related to the Company's Cell City, LLC joint venture with the City of Hope National Medical Center and research efforts with respect to polyglutamate paclitaxel ("PG-TXL(TM)") in 1998. The Company expects that research and development expenses will increase in future years as the Company expands its research and development programs and undertakes additional clinical trials.

General and administrative expenses increased to approximately $10.9 million for the year ended December 31, 1998 from approximately $10.1 million for the year ended December 31, 1997. This increase was due primarily to operating expenses associated with supporting the Company's increased research, development and clinical activities. Additionally, during 1998 the Company incurred transaction costs with respect to the establishment of Cell City, LLC for developing novel pharmacological agents for treating diabetes and diabetes-associated vascular complications; acquiring the rights to PG-TXL; and the unexercised SynChem research option. General and administrative expenses are expected to increase to support the Company's expected increase in research, development and clinical trial efforts.

Investment income increased to approximately $3.1 million for the year ended December 31, 1998 from approximately $2.9 million for the year ended December 31, 1997. The increase was associated primarily with interest earnings on higher average cash balances on hand during 1998 due to the proceeds remaining from both the Company's IPO and concurrent sale of common stock to Johnson & Johnson late in the first quarter of 1997, and the Company's Follow-On Offering in the fourth quarter of 1997. Interest expense increased to approximately $435,000 for the year ended December 31, 1998 from approximately $378,000 for the year ended December 31, 1997. This increase was due primarily to higher

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average balances of outstanding long-term obligations, partially offset by lower average interest rates on those obligations.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations since inception primarily through the sale of equity securities and from its collaboration with Johnson & Johnson. As of December 31, 1999, the Company has raised aggregate net proceeds of approximately $177.1 million through the sale of equity securities including public offerings of common stock, private placements of Series A, B, and D convertible preferred stock and common stock, a bridge loan, the exercise of stock options and warrants and the sale of common stock pursuant to the Employee Stock Purchase Plan. In addition, the Company financed the purchase of $16.2 million of property and equipment through financing agreements and capital lease obligations of which approximately $3.4 million remained outstanding as of December 31, 1999.

  At December 31, 1999, the Company had $24.2 million in cash, cash equivalents, short-term investments and interest receivable. In February 2000, the Company completed a private placement of 3.3 million shares of common stock at $12.00 per share and received net proceeds of approximately $37.1 million.

  The Company invests in U.S. government obligations and other highly rated liquid corporate debt instruments. The Company intends to use the substantial portion of its financial resources to fund its research and development activities with respect to the Company's ATO, PG-TXL and Apra programs, including preclinical testing, clinical trials and process development activities, and to fund other research and development activities. The amounts actually expended for research and development activities and the timing of such expenditures will depend upon numerous factors, including the progress of the Company's research and development programs, the results of preclinical and clinical trials, and timing of regulatory submissions and approvals, if any, technological advances, determinations as to the commercial potential of the Company's compounds, and the status and timing of competitive products. The amount of expenditures will also depend upon the timing and availability of alternative methods of financing the Company's research and development activities and preclinical and clinical trials, and the ability of the Company to establish collaborative agreements with other companies. A variety of other factors, some of which are beyond the Company's control, could also affect the amount of the Company's expenditures.

  The Company also expects to use portions of its financial resources to improve facilities, purchase capital equipment and for general corporate purposes. The Company has not identified precisely the amount it plans to spend on these specific programs or the timing of such expenditures. Pending such uses, the Company intends to invest its cash balances in highly rated liquid corporate debt instruments and U.S. government obligations. In January 2000, the Company completed the acquisition of PolaRx Biopharmaceuticals, Inc., a biopharmaceutical company that owns the rights to ATO, an anti-cancer compound that the Company intends to file an NDA with the FDA in the first half of 2000. In connection with the PolaRx acquisition, the Company assumed $3.5 million of notes payable which are due between March and November, 2000. The Company may also from time to time consider the acquisition of other companies, technologies or products that complement the business of the Company, although no agreements or understandings are in effect with respect to any such transactions at this time.

  The Company does not expect to generate a positive cash flow from operations for several years due to substantial additional research and development costs, including costs related to drug discovery, preclinical testing, clinical trials, manufacturing costs and operating expenses associated with supporting such activities. The Company expects that its existing capital resources, including the financing completed in February 2000, and the interest earned

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thereon will enable the Company to maintain its current and planned operations at least through mid 2001. The Company will need to raise substantial additional capital to fund its operations beyond such time. The Company's future capital requirements will depend on many factors, including the ability of the Company to establish additional collaborative arrangements and the terms of any additional collaborative arrangements that the Company may enter into; the continued scientific progress in the Company's research and development programs; the magnitude of such programs; the progress of preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims; the competing technological and market developments; the cost of establishing manufacturing facilities; the cost of commercialization activities and the demand for the Company's products if and when approved.

  The Company intends to raise additional funds through additional equity or debt financings, research and development financings, collaborative arrangements, acquisitions, or otherwise. Because of these long-term capital requirements, the Company may seek to access the public or private equity markets from time to time, even if it does not have an immediate need for additional capital at that time. There can be no assurance that additional financing will be available to the Company, or, if available, that it will be on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to shareholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research, development and clinical activities. If the Company seeks to obtain funds through arrangements with collaborative partners or others, such partners may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize by itself.

  The Company is exposed to market risk related to changes in interest rates that could adversely affect the value of the Company's investments. The Company does not use derivative financial instruments for speculative or trading purposes. The Company maintains a short-term investment portfolio consisting of interest bearing securities with an average maturity of less than one year. These securities are classified as "available-for-sale" securities. The interest bearing securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at December 31, 1999, the fair value of the portfolio would decline by an immaterial amount. Because the Company has the ability to hold its fixed income investments until maturity, it does not expect its operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates on its securities portfolio. As of December 31, 1999, the Company has not entered into any foreign exchange contracts to hedge any exposure in its primary overseas contract because such exposure is immaterial.

  As of December 31, 1999, the Company had available for Federal income tax purposes net operating loss carryforwards of approximately $152 million and research and development credit carryforwards of approximately $5.6 million. These carryforwards begin to expire in 2007. The Company's ability to utilize its net operating loss and research and development credit carryforwards is subject to an annual limitation in future periods pursuant to the "change in ownership" rules under Section 382 of the Internal Revenue Code of 1986.

FACTORS THAT MAY AFFECT FUTURE RESULTS

  The Company operates in a rapidly changing environment that involves a number of risks, some of which are outside of the Company's control. The following discussion highlights some of these risks and others are discussed elsewhere herein and in other documents filed by the Company with the Securities and Exchange Commission.

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  The time frame for market success for any of the Company's potential products is long and uncertain. The Company is at an early stage of development and its technology is unproven. All of the Company's proposed products are in research or development and will require significant additional research and development efforts prior to any commercial use, including extensive preclinical and clinical testing as well as lengthy regulatory approval. There can be no assurance that the Company's research and development and clinical trial efforts will be successful, that its lead drug candidates, ATO, PG-TXL and Apra, or any of its other proposed products, will prove to be safe and efficacious in clinical trials or meet applicable regulatory standards, that unforeseen problems will not develop with the Company's technologies or applications, or that any commercially successful products will ultimately be developed by the Company. The Company faces substantial competition from a variety of sources, both direct and indirect. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or products noncompetitive or obsolete or that the Company will be able to keep pace with technological developments or other market factors.

  A key element of the Company's strategy is to enhance its drug discovery and development programs and to fund its capital requirements, in part, by entering into various collaborative arrangements with corporate partners, as well as academic collaborators and licensors. However, there can be no assurance that the Company will be able to negotiate collaborative arrangements with such third parties or that these collaborations, if entered into, will be on terms favorable to the Company. If the Company is unable to enter into future collaborations with capable partners and on commercially reasonable terms, the development and commercialization of its product candidates would be delayed and possibly postponed indefinitely.

  The foregoing risks reflect the Company's early stage of development and the nature of the Company's industry and potential products. Other risk factors that may affect the Company's future results include competition, uncertainties regarding protection of patents and proprietary rights, government regulation and uncertainties regarding pharmaceutical pricing and reimbursement.

Year 2000

  In 1999, the Company undertook a comprehensive review of its information technology computer and business systems and concluded that the Year 2000 issue
(Y2K) did not pose a significant operational problem. In addition, the Company surveyed significant vendors to determine any possible Y2K risks. The Company established contingency plans to address "high-risk" issues that could have affected day-to-day operations.

  Based on a full review of its computer and business systems and significant third party vendors, the Company has concluded that the change from the year 1999 to the year 2000 did not have an effect on its day-to-day operations.

  The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent year 2000 matters that may arise are promptly addressed.

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Item 5.   Other Events

The financial statements of Cell Therapeutics have been included herein as exhibit 99.2.

          (c)  Exhibits

               23.1  Consent of Ernst & Young LLP

               99.2 Financial Statements for Cell Therapeutics, Inc. at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CELL THERAPEUTICS, INC.

Date:  March 2, 2000                    /s/ James A. Bianco
                                        -------------------
                                        Name: James A. Bianco
                                        Title: Chief Executive Officer

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                                 EXHIBIT INDEX


23.1   Consent of Ernst & Young LLP

99.2 Financial Statements for Cell Therapeutics, Inc. at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999.